SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                              --------------------


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 17, 2000


                        KARTS INTERNATIONAL INCORPORATED

             (Exact Name of Registrant as Specified in Its Charter)


                                     Nevada

                 (State or Other Jurisdiction of Incorporation)

        000-23041                                      75-2639196
(Commission File Number)                 (I.R.S. Employer Identification Number)


 62204 Commercial Street, Roseland, Louisiana             70456
(Address of Principal Executive Offices)                (Zip Code)


                                 (504) 747-1111
              (Registrant's Telephone Number, Including Area Code)

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)





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                   INFORMATION INCLUDED IN REPORT ON FORM 8-K

Item 1.  Changes in Control of Registrant.

         On May 17, 2000, Karts International Incorporated (the "Company") sold 4,000,000 shares of its Series A voting, convertible preferred stock ("Series A shares") to the Schlinger Foundation ("Schlinger") for $3,000,000 or $0.75 per share. The 4,000,000 shares of the Company's Series A shares purchased by Schlinger are entitled to receive a cash dividend at the rate of 10% per annum, payable quarterly. Each of the Series A shares is convertible at any time after the date of issuance, into such number of fully paid and nonassessable shares of the Company's common stock, $0.001 par value ("Common Stock"), as is determined by dividing the conversion price of $0.375 per share into the sum of $0.75 plus all accrued or unpaid dividends. At the date of the transaction, the Series A shares are convertible into 8,000,000 shares of Common Stock.

         Each of the Series A shares has the right to one vote for each share of Common Stock into which such Series A share could be then converted. The voting rights and powers of the Series A shares are equal in all respect to that of the Common Stock. At the date of the transaction, the Company had 5,799,270 shares of Common Stock outstanding. After giving effect for the Series A shares voting rights, this transaction allows Schlinger the right to vote approximately 58.0% of the total shares able to vote with respect to any matters on which the holders of Common Stock have the right to vote.

          The Series A shares have a liquidation preference of $0.75 per share, plus declared or accrued but unpaid dividends on such shares and are redeemable at the Company's option any time on or after May 31, 2003 by paying cash equal to $1.50 per Series A share plus all declared or accrued but unpaid dividends, in multiples of $1,000,000. Additionally, the transaction also granted two demand and unlimited piggyback registration rights.

         As part of the transaction, the Company agreed to take all appropriate actions to provide for sufficient vacant seats on the Board of Directors so that Schlinger's nominees can hold a majority of the seats on the Board.

         As a result of this transaction, including a voting agreement entered into by certain members of management, Schlinger now beneficially owns directly and indirectly 592,580 shares or approximately 10.2% of the Company's issued and outstanding shares of common stock, has convertible securities which would result in an additional 10,000,000 shares of Common Stock, if converted, and has the right to vote 9,174,510 or approximately 66.5% of the shares having the right to vote on matters presented to holders of the Company's Common Stock.

         In addition to the purchase of these shares, Schlinger amended its existing $1,500,000 convertible, subordinated debenture with the Company to remove the conversion feature, increase the principle amount to $2,500,000 and modify other terms and conditions. The amended note bears a variable rate of

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interest  based on the  published  prime  rate,  as  reported by the Wall Street
Journal, plus 3%. Interest is payable monthly and the principle and any unpaid interest is due in full on May 17, 2005. The note is secured by virtually all the assets of the Company and its wholly-owned subsidiaries.

Item 6.    Resignation of Registrant's Directors.

         As stated in Item 1. above, Schlinger was given the right to have its nominees appointed to a majority of seats on the Company's board of directors. As a result, the Company accepted the resignation of three of its directors. Timothy Halter resigned on May 16, 2000 and Joseph Mannes and Ronald Morgan resigned on May 17, 2000. The resignation of Timothy Halter, Joseph Mannes and Ronald Morgan was a negotiated condition for the transaction and was not the result of a disagreement with the Company on any matter relating to the Company's operations, policies or practices. As of the date of this filing, Schlinger has not presented its nominees to the Company.

Item 7.  Financial Statements and Exhibits

(c)      Exhibits:

         Exhibit Number       Description of Exhibit
         --------------       ----------------------

             3.4              Amended and Restated Bylaws of the Company
             3.5              Certificate of Designation Establishing Series A
                                Preferred Stock of the Company
            10.43             Stock Purchase Agreement, dated May 17, 2000, by
                                and among the Company and The Schlinger
                                Foundation (without exhibits or schedules).
            10.44             Amended and Restated Loan Agreement dated May 17,
                                2000, by and among the Company and The Schlinger Foundation
                                (without exhibits or schedules).











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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   KARTS INTERNATIONAL INCORPORATED

                                    By:   /s/ Charles Brister
                                       --------------------------------------
                                         Charles Brister, President and Chief
                                         Executive Officer

Date:  May 23, 2000